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                                                                       Exhibit 3

                                                         October 30, 2002




Francis J. Alfano
Chief Financial Officer
Interliant
Two Manhattanville Road
Purchase, NY  10577-2118




Dear Frank;

This will confirm that NaviSite, Inc. on its own behalf and on behalf of all its affiliates, including NaviSite Acquisition Corp. (collectively referred to herein as "NaviSite"), the holder of acquired debt and warrants of Interliant, Inc. ("Interliant"), has for a period of one year from the date hereof irrevocably and unconditionally renounced the ability to (a) exercise the conversion rights existing in the debt instruments of Interliant acquired by NaviSite and (b) exercise any warrants of Interliant acquired by NaviSite with such debt. Such renunciation does not affect the ability of NaviSite to participate in any plan of reorganization of Interliant, which may include the possible receipt of equity interests in Interliant as reorganized.



                                                        Sincerely,

                                                        /s/ Kevin Lo

                                                        Kevin Lo
                                                        Chief Financial Officer